Exhibit 99.1

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES

COMPLETION OF CORPORATE HEADQUARTERS SALE FOR 32.2 MILLION

Use of Proceeds to Eliminate Outstanding Debt

TULSA, OK, October 28, 2025 Educational Development Corporation (“EDC”, the “Company” or “Seller”) (NASDAQ: EDUC) (http://www.edcpub.com) announced that on October 27, 2025, Educational Development Corporation completed the sale of the Company’s headquarters and distribution warehouse located at 5400-5402 South 122nd East Avenue, Tulsa, Oklahoma 74146 (the “Hilti Complex”) to 10Mark 10K Industrial, LLC, a Delaware limited liability company (“Buyer”).

The agreed upon sale price of the Hilti Complex per the executed Contract totaled $32,200,000. The proceeds from the sale were utilized to pay off the Term Loans and Revolving Loan outstanding in the Credit Agreement with the Company’s Bank. At closing, EDC assigned the existing third-party tenant leases to the Buyer and executed separate Triple-Net Lease (the “Lease”) for its occupied space in the Hilti Complex.

Per Craig White, President and Chief Executive Officer of Educational Development Corporation, “Today, I am pleased to announce that we have closed on the long-awaited sale of the Hilti Complex which strengthens our cash flows and ultimately our business. The proceeds from the sale were used to pay back all of our outstanding balances owed with our bank and allows us to get back to business as usual.”

“Selling the Hilti Complex and fully eliminating our bank borrowings is a strategic achievement for our Company and our shareholders. This transaction capitalized on the appreciated value of the building and further strengthened our financial position. With no remaining principal and interest payments, offset by our new lease and rental income from past tenants, our annual cash flow generation will immediately improve by approximately $1.0 million. In addition, we retained the 17-acre tract of excess land adjacent to the complex, valued at $2.0 million, further enhancing our balance sheet. We also expect our continued improvement in cash flow from operations over the next several years, as we convert excess inventory into cash.”

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522